Exhibit (h)(4)

THIRD AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS THIRD AMENDMENT, effective as of ____, 2017, to the Fund Administration Servicing Agreement, dated as of June 30, 2016, as amended (the “Agreement”), is entered into by and between THE RBB FUND, INC., a Maryland corporation, (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the series of the Company to add a new Fund; and

WHEREAS, Section 11 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties, and authorized or approved by the Board of Directors of the Company.

NOW, THEREFORE, the parties agree to amend and restate Exhibit F of the Agreement for the purposes of adding the Campbell Managed Futures 10V Fund to the Agreement. Exhibit F of the Agreement is hereby replaced with the Exhibit F attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE RBB FUND, INC.	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Printed Name: Salvatore Faia	Printed Name: Michael L. Ceccato
Title: President	Title: Senior Vice President

Exhibit (h)(4)

Exhibit F to the Fund Administration Servicing Agreement – The RBB Fund, Inc.

Fund Names

Funds with Fee Schedule Exhibit I:

Campbell Core Carry Fund
Campbell Core Trend Fund

Funds with Fee Schedule Exhibit I-1:

Campbell Managed Futures 10V Fund